                                                                      Exhibit 11

                             NORDSON CORPORATION
                      CALCULATION OF EARNINGS PER SHARE

                    Years Ended October 29, 1995, October
                    30, 1994 and October 31, 1993 (Dollar
                      and shares in thousands except for
                              per share amounts)


                                            1995        1994        1993
                                          -------     -------     -------
Primary:

Weighted average number of common
  shares outstanding during the year       18,219      18,623      18,751

Effect of Company stock plans based
  on the treasury stock method                358         444         433
                                          -------     -------     -------

Total weighted average common and
  common equivalent shares                 18,577      19,067      19,184
                                          =======     =======     =======

Income before cumulative effect of
  accounting changes                      $52,676     $46,654     $40,775
Cumulative effect of accounting changes         -           -      (4,784)
                                          -------     -------     -------
Net income                                $52,676     $46,654     $35,991
                                          =======     =======     =======

Earnings per share:
  Income before cumulative effect of
    accounting changes                    $  2.84     $  2.45     $  2.13
  Cumulative effect of accounting changes       -           -        (.25)
                                          -------     -------     -------
  Net income                              $  2.84     $  2.45     $  1.88
                                          =======     =======     =======

Fully Diluted:

Weighted average number of common
  shares outstanding during the year       18,219      18,623      18,751

Effect of Company stock plans based
  on the treasury stock method                360         474         453
                                          -------     -------     -------

Total weighted average common and
  common equivalent shares                 18,579      19,097      19,204
                                          =======     =======     =======

Income before cumulative effect of
  accounting changes                      $52,676     $46,654     $40,775
Cumulative effect of accounting changes         -           -      (4,784)
                                          -------     -------     -------
Net income                                $52,676     $46,654     $35,991
                                          =======     =======     =======

Earnings per share:
  Income before cumulative effect of
    accounting changes                    $  2.84     $  2.44     $  2.12
  Cumulative effect of accounting changes       -           -        (.25)
                                          -------     -------     -------
  Net income                              $  2.84     $  2.44     $  1.87
                                          =======     =======     =======